Exhibit 4.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.
THIS NOTE IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS AS SET FORTH HEREIN.
$30,000,000	November 14, 2018 New York, New York

AMENDED AND RESTATED PROMISSORY NOTE
FOR VALUE RECEIVED, and on the terms and subject to the conditions set forth herein, the undersigned, DYNAGAS LNG PARTNERS LP, a limited partnership organized and existing under the laws of the Republic of the Marshall Islands (the “Borrower”), hereby promises to pay DYNAGAS HOLDING LTD., a corporation organized and existing under the laws of the Republic of the Marshall Islands (the “Lender”), on the Termination Date (as defined hereinafter) the principal sum of Thirty Million Dollars ($30,000,000) (the “Loan”) or, if less, the aggregate unpaid principal amount of the Loan from time to time outstanding made available by the Lender to the Borrower pursuant to this promissory note (this “Note”).
Section 1.          Certain Terms Defined.  The following terms for all purposes of this Note shall have the respective meanings specified below.
“Advance” shall have the meaning set forth in Section 3.
“Applicable Law” shall mean any Law of any Authority, including, without limitation, all national, Federal, state and local banking or securities laws, to which the person in question is subject or by which it or any of its material property is bound.
“Authority” shall mean any governmental or quasi-governmental authority, whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any national, Federal, state, local, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, board, body, branch, bureau, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.
“Availability Period” shall mean the period commencing on the Effective Date and ending on the Termination Date.
“Borrower” shall have the meaning set forth in the preamble.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.
“Dollars” or “5” means the legal currency of the United States of America.
“Drawdown Notice” shall have the meaning set forth in Section 3.

“Effective Date” means the date of this Note.
“Indemnified Party” shall have the meaning set forth in Section 17.
“Law” shall mean any law, rule, regulation or official code, consent decree, constitution, decree, directive, enactment, guideline, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, requirement, rule of law, rule of public policy, settlement agreement, statute, or writ.
“Lender” shall have the meaning set forth in the preamble.
“Loan” shall have the meaning set forth in the preamble.
“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.
“Revolving Commitment” shall have the meaning set forth in Section 3.
“Termination Date” means the earliest of (i) the date on which the Loan becomes due and payable (either automatically or through notice and declaration by the Lender) after the occurrence of an Event of Default pursuant to Section 11 hereof, (ii) the date which is sixty (60) months from the Effective Date (or if such day is not a Business Day, then the next succeeding Business Day) or such later date as the Lender may agree with the Borrower, and (iii) the date on which the Loan is fully cancelled or terminated by mutual agreement of the Borrower and Lender.
Section 2.          Conditions to Lending.
The obligation of the Lender to make the Loan or any Advance thereunder available to the Borrower under this Note shall be expressly subject to the following conditions precedent
(a)          The Note.  The Borrower shall have duly executed and delivered this Note to the Lender.
(b)          Drawdown Notice.  The Lender shall have received a Drawdown Notice in accordance with the terms of Section 3.
(c)          No Event of Default.  No Event of Default shall have occurred which remains outstanding and uncured.
Section 3.          The Loan.
(a)          Availability.  During the Availability Period, the Lender shall make the Loan available to the Borrower in one or more advances (each, an “Advance”) in an aggregate principal amount not to exceed Thirty Million Dollars ($30,000,000) (the “Revolving Commitment”), for the purpose of funding the working capital needs of the Borrower.  During the Availability Period, the Borrower may use the Revolving Commitment by borrowing, prepaying the Advances in whole or in part, and reborrowing, all in accordance with the terms of this Note.  Each Advance shall be in a minimum amount of One Million Dollars ($1,000,000).
(b)          Drawdown Notice.  The Borrower shall during the Availability Period, in respect of any Advance, provide the Lender with written notice (the “Drawdown Notice”), at least three (3) Business Days prior to the date of the proposed drawdown of such Advance.  The Drawdown Notice shall specify (a) the date of the proposed borrowing (which shall be a Business Day) and (b) the disbursement instructions for the proceeds of the Advance.  The Drawdown Notice shall be effective upon receipt by the Lender and shall be irrevocable.
(c)          Evidence of Drawdown.  The Lender shall endorse the amount and the date of the making of any Advance and any prepayment or payment of principal hereunder on the grid annexed hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that any failure to endorse such information on such grid shall not in any manner affect the obligation of the Borrower to make payment of principal and interest in accordance with the terms of this Note.
(d)          Loan Maturity.  The Loan shall mature, and the principal amount thereof shall become immediately due and payable (together with default interest accrued thereon, if any), on the Termination Date.  If this Note or any payment required to be made hereunder becomes due and payable on a day which is not a Business Day, the due date thereof shall be extended until the next following Business Day and interest shall be payable during such extension at the rate applicable immediately prior thereto.
Section 4.          Principal and Interest.
(a)          Termination Date Payment.  The outstanding principal balance of the Loan and any outstanding fees, expenses or charges, shall be payable on the Termination Date.
(b)          Default Interest.  The Borrower shall pay interest at a rate equal to two percent (2%) per annum from (and including) the relevant date until the date of actual payment (as well after as before judgment) on any amount payable by the Borrower under this Note which the Lender does not receive on or before the Termination Date or, if payable on demand, the date on which demand is served or, if immediately due and payable under this Note, the date on which it became immediately due and payable.
(c)          Usury Modification.  It is the intent of the parties that the rate of interest and other charges to the Borrower under this Note shall be lawful; therefore, if for any reason the interest or other charges payable under this Note are found by a court of competent jurisdiction, in a final determination, to exceed the limit which the Lender may lawfully charge the Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the Borrower.

Section 5.          Optional Prepayments.
The Borrower may prepay the Loan in whole or in part on any Business Day without penalty by paying the portion of the Loan to be prepaid together with interest accrued thereon to the date of prepayment.  Any amount so prepaid may be re-borrowed in accordance with the terms of this Note.
Section 6.          General Provisions as to Payments.
All payments of principal of and interest on the Loan by the Borrower hereunder shall be made not later than 12:00 Noon (New York City time) on the date when due by cashier’s check or by wire transfer of immediately available funds to the Lender’s account or accounts at a bank or banks in the United States specified by the Lender in writing to the Borrower without reduction by reason of any set-off or counterclaim.
Section 7.          Taxation.
All payments in respect of or relating to this Note by the Borrower shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any tax jurisdiction unless the withholding or deduction is required by law.  If withholding or deduction is required by law, the Borrower shall pay such additional amounts as are necessary in order that the net amounts received by the Lender after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of or relating to this Note in the absence of the withholding or deduction.
Section 8.          Representations and Warranties.
The Borrower represents and warrants to the Lender that:
(a)          this Note and the related documents have been duly executed by the Borrower and constitute legal, valid and binding obligations enforceable against the Borrower;
(b)          all authorizations, approvals and consents with respect to this Note and the related documents have been obtained by the Borrower;
(c)          this Note and the related documents do not violate any law, court order or agreement by which the Borrower is bound; and
(d)          the Borrower’s performance under this Note is not threatened by any pending or threatened litigation.
All representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the execution of this Note.

Section 9.          Covenants of the Borrower.
The Borrower agrees that so long as any amounts have been drawn down under this Note and until all of the Borrower’s obligations hereunder have been paid and performed in full, the Borrower shall:
(a)          maintain its existence and authority to conduct its business as presently contemplated to be conducted;
(b)          materially comply with all Applicable Laws; and
(c)          pay all applicable taxes as they become due.
Section 10.          Negative Covenants.
The Borrower agrees that so long as any amounts have been drawn down under this Note and until all of the Borrower’s obligations hereunder have been paid and performed in full, the Borrower shall not, without the prior written approval of the Lender:
(a)          merge or consolidate with any other person or entity, or liquidate or dissolve or instruct or grant resolutions to any liquidator of the Borrower: or
(b)          change its structure or organizational documents or form any subsidiaries or other affiliated entities except as may be required by any Applicable Law; or
(c)          enter into any agreement in which the terms of such agreement would restrict or impair the ability of the Borrower to perform its obligations under this Note; or
(d)          enter into any agreement to do any of the foregoing; or
(e)          take any other voluntary action without the prior written consent of the Lender to avoid or seek to avoid the observance or performance of any of the terms of the Note, but will at all times in good faith assist in carrying out all those terms and in taking all action necessary or appropriate to protect the Lender against impairment.
Section 11.          Events of Default.
Each of the following events shall constitute an “Event of Default”:
(a)          any principal of or interest on the Loan shall not be paid when due;
(b)          the Borrower breaches any representation or warranty hereunder;
(c)          the Borrower defaults in the due and punctual observance or performance of any covenant, condition or agreement contained in this Note and such default is not cured (to the extent curable in the discretion of the Lender) within fifteen (I5) days after notice from the Lender;

(d)          a court shall enter a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower or ordering the winding up or liquidation of the affairs of the Borrower, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or
(e)          the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of the property of the Borrower, or the Borrower shall make any general assignment for the benefit of creditors; or
(f)          Dynagas GP LLC ceases to be the General Partner of the Borrower.
If an Event of Default described in (d), (e) or (0 above shall occur, the unpaid principal and accrued interest on the Loan shall become immediately due and payable without any declaration or other act on the part of the Lender.  Immediately upon the occurrence of any Event of Default described in (d), (e) or (1) above, or upon failure to pay this Note in full on the Termination Date, the Lender, without any notice to the Borrower, which notice is expressly waived by the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Note and any other agreement or instrument, and any and all rights and remedies available to the Lender at law or in equity.
If any Event of Default described in clauses (a) through (c) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may by notice to the Borrower declare all or any portion of the unpaid principal amount of the Loan to be due and payable, whereupon the full unpaid amount of the Loan which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.
Section 12.          Further Assurances.
The Borrower hereby agrees that, from time to time upon the written request of the Lender, it will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order fully to effect the purposes of this Note and to protect and preserve the priority and validity of the security interests granted hereunder.
Section 13.  Powers and Remedies Cumulative; Delay or Omission Not Waiver of Event of Default.
No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Lender to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lender.
Section 14.          Transfers.
The Borrower may not transfer or assign this Note nor any right or obligation hereunder to any person or entity without the prior written consent of the Lender.  This Note is freely transferable by the Lender.
Section 15.          Modification.
This Note may be modified only with the written consent of both the Borrower and the Lender.
Section 16.          Expenses.
The Borrower agrees to pay to the Lender all out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Note.
Section 17.          Indemnification.
The Borrower agrees to indemnify and hold harmless the Lender and its directors, officers, managers, partners, members, shareholders, affiliates, agents, successors and assigns, (each an “Indemnified Party”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, attorneys’ fees, charges and disbursements) incurred by such Indemnified Party as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Borrower herein.
Section 18.          Notices.
All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing, mailed or delivered to each party at the respective addresses of the parties set out below, or at such other address as a party hereto shall have furnished to the other parties in writing:
If to the Borrower:	Dynagas LNG Partners LP 23, Rue Base, 9800 Monaco Attention: Chief Executive Officer
If to the Lender:	Dynagas Holding Ltd. 23, Rue Base, 9800 Monaco Attention: Director

All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being deposited with an overnight courier service of recognized standing or (iv) on receipt of confirmation of delivery.
Section 19.          Miscellaneous.
This Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said state.  The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.  The Section headings herein are for convenience only and shall not affect the construction hereof.  Any provision of this Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  This Note shall bind the Borrower, its successors and permitted assigns.  The rights under and benefits of this Note shall inure to the Lender and its successors and assigns.
Section 20.          WAIVER OF JURY TRIAL.
THE BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY RELATED DOCUMENT TO WHICH IT IS A PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR ANY RELATED DOCUMENT TO WHICH IT IS A PARTY.
Section 21.          Amendment and Restatement.  This Note is given in amendment, restatement and modification (but not in extinguishment or novation) of that certain Promissory Note, dated November 18, 2013, executed by Borrower and payable to the order of Lender, in the original principal sum of $30,000,000.00.
[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed as of the date first above written.
DYNAGAS LNG PARTNERS LP

By:	/s/ Michael Gregos
	Name:	Michael Gregos
	Title:	Chief Financial Officer

ACKNOWLEDGED:

DYNAGAS HOLDING LTD.

By:	/s/ Konstantinos Lampsias
	Name:	Konstantinos Lampsias
	Title:	Sole Director

ADVANCES// PAYMENTS OF PRINCIPAL
Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By